ISBA Announces Third Quarter 2014 Dividend
Mt. Pleasant, Michigan, August 28, 2014 - Jae A. Evans, Chief Executive Officer of Isabella Bank Corporation (OTCQX:ISBA), announced today that the Corporation's Board of Directors declared a third quarter cash dividend of $0.22 per share – a 4.76% increase from third quarter 2013 – at its regular meeting held on August 27, 2014. The dividend will be payable on September 30, 2014 to shareholders of record as of September 25, 2014. The closing stock price for ISBA on August 27, 2014 was $22.25.

For more information about Isabella Bank Corporation, visit the Investors link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQX tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.”